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                                                                   Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Boston Private Financial Holdings, Inc.

We consent to the incorporation by reference in the Registration Statements on Forms S-8 and Forms S-3 of Boston Private Financial Holdings, Inc., of our report dated February 27, 2004 with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc., and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Boston Private Financial Holdings, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets".

/s/ KPMG LLP

Boston, Massachusetts
March 11, 2004